Exhibit 99.1

News Release
Contact:	Steven D. Jennerjohn
(920)-743-5551
Source:	Baylake Corp.
BAYLAKE CORP.
OTC BULLETIN BOARD: BYLK
ANNOUNCES REDEMPTION OF BAYLAKE CAPITAL TRUST I
     Sturgeon Bay, Wisconsin (February 28, 2006) – Baylake Corp. (OTC:BYLK) announced today that Baylake Capital Trust I (AMEX-BYL^) (the “Trust”), a subsidiary of Baylake Corp., will redeem on March 31, 2006 (the “Redemption Date”) all of its 10.00% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) and its 10.00% Common Securities (the “Trust Common Securities”) at a redemption price equal to the $10.00 liquidation amount of each security plus all accrued and unpaid interest per security to the Redemption Date. All interest accruing on the Trust Preferred Securities and the Trust Common Securities will cease to accrue effective the Redemption Date. Wilmington Trust Company, property trustee of the Trust Preferred Securities, will notify the holders of the redemption.
     The Trust is taking such action in connection with the concurrent redemption by Baylake Corp. of all of its $16,597,940 10.00% debentures due March 31, 2031 (the “Debentures”) which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures up to the Redemption Date. In connection with the redemption of the Debentures, Baylake Corp. will expense during the first quarter $475,015, net of tax, of unamortized origination cost associated with the Debentures.
     Baylake Corp. will fund the redemption through the issuance of $16,100,000 of trust preferred securities and $498,000 of trust common securities that will adjust quarterly at a rate equal to the 1.35% over the three-month LIBOR. This initial lower interest rate should provide interest savings beginning in the second quarter of 2006 and should provide a better match for the overall interest rate sensitivity position of Baylake Corp.
     Baylake Corp. headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located through Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara Counties.
     Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Baylake Corp. (the “Company”) may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “should,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Wisconsin, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in fee income relative to fluctuations in mortgage interest rates, changes in consumer spending, borrowing and savings habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies practices and the costs and effects of unanticipated litigation.